Exhibit 11(b)

INSIDER TRADING POLICY

PAGSEGURO DIGITAL LTD.

Validity and Updating

This Policy is valid for two years from the date of its approval, as described in section 9. This Policy must be reviewed and updated before the relevant expiration date and in the event of changes in applicable law and/or PagSeguro Digital Ltd.’s strategic direction.

1.                  INTRODUCTION AND PURPOSE

The purpose of this Insider Trading Policy (“Policy”) of PagSeguro Digital Ltd. (“PagSeguro Digital” or “Company”) is to set forth: (i) procedures to be followed by the Covered Persons (as defined below) to ensure compliance with the laws and regulations applicable to PagSeguro Digital that prohibit Insider Trading (as defined below); and (ii) best practices in the trading of Securities (as defined below).

2.                  COVERAGE

This Policy applies to the Covered Persons.

3.                  DEFINITIONS

“Board Member”: any and all members of the board of directors of the Company, its subsidiaries and affiliates.

“Covered Persons”: (i) direct or indirect controlling shareholders of the Company, (ii) Officers; (iii) Board Members; (iv) Professionals; (v) family members and other members of Board Members’, Officers’ and Professionals’ household; (vi) family members of Board Members, Officers and Professionals who do not live with the Board Members, Officers and Professionals but whose transactions in the Company’s Securities are directed by them or subject to that their influence or control; (vii) consultants, service providers and suppliers of the Company; (viii) natural persons or legal entities under the control or influence by the Company, its Board Members, Officers or Professionals; and (ix) the Company, its subsidiaries and affiliates. Shareholders holding 10% or more of the shares issued by the Company are also considered Covered Persons.

“Insider Trading”: trading of Securities by Covered Persons that, as a result of their employment or other relationship with the Company, its subsidiaries or affiliates, have access to Material Information and disclose (“tip”) such Material Information to third parties or use this information to (i)  Trade Securities directly or indirectly through third parties for their own benefit, (ii) cancel or change an order to purchase or sell Securities, among others, (iii) gift Securities to third parties or (iv) instruct third parties to Trade or not to Trade Securities.

“Material Information”: any non-public information related to any decision of the controlling shareholder, resolution taken at a shareholders’ meeting or meeting of the management bodies or any other act or fact occurred or related to the business of the Company, its subsidiaries and affiliates, or of any other company whose information has been obtained as a result of the performance of the duties of Board Members, Officers, and Professionals for PagSeguro Digital, its subsidiaries and affiliates which may reasonably influence: (i) the trading price of the Securities; (ii) investors’ decision to Trade Securities; and (iii) investors’ decision to exercise any rights inherent to their condition as Securities’ holders. If any Covered Person is unsure about whether certain information is Material Information, the Covered Person must not Trade Securities and must contact the Company’s corporate legal department, pursuant to section 8 of this Policy, for guidance.

“Officer”: any and all officers of the Company, its subsidiaries and affiliates.

“Professionals”: any and all professionals and employees of the Company, its parent company, its subsidiaries and affiliates, including representatives of any bodies with technical or consulting functions created pursuant to applicable bylaws.

“Securities”: shares or any other assets related to them, including Brazilian depositary receipts (“BDRs”), promissory notes, bonds, convertible debentures, warrants, commercial papers, investment funds or club quotas, subscription warrants, subscription rights, money-market instruments and other publicly-issued debt instruments, options, swaps, futures, financial contracts for differences and other derivative instruments issued in Brazil or in any other jurisdiction.

“Trade”: buy, sell, offer, pledge, grant, rent, lend, give as collateral, transfer or dispose of, directly or indirectly, Securities, or enter into any agreement that transfers to another person, in whole or in part, any of the economic consequences related to Securities, including, without limitation, hedging operations.

4.                  DUTIES AND RESPONSIBILITIES IN TRADING COMPANY’S SECURITIES TRADING

4.1.       The Covered Persons must:

4.1.1. Abstain from Trading, on their behalf, on behalf of their direct dependents, intermediaries or direct or indirect subsidiaries, any Securities of the Company:

a)      in the period between the date on which such Covered Person learned Material Information and the date on which such information was publicly disclosed or the date on which such information is no longer material;

b)      in the period between the decision taken by the competent corporate body of the Company to increase the capital stock, issue Securities of the Company, distribute dividends, pay bonuses, conduct stock splits or reverse stock splits and the publication of the relevant announcement or notice to the market;

c)      in the event that the Company seeks to promote a merger, full or partial spin-off, consolidation, transformation or corporate restructuring; and

d)      in the period 15 days prior the disclosure of the annual financial statements and quarterly financial information of the Company. After disclosure of the relevant results, the Covered Person may only Trade Securities of the Company after two consecutive business days of trading at the NYSE (New York Stock Exchange) and B3 (Brasil, Bolsa and Balcão) (“Blackout Period”);

i)        the prohibition is irrespective of the assessment regarding the existence of Material Information pending disclosure or the Covered Person’s intention with the proposed Trading;

ii)      the day of disclosure of the Material Information shall not count towards the determination of the Blackout Period end date; and

iii)     the prohibition to Trade Securities of the Company during the Blackout Period does not apply if trading is made by (1) a Board Member, Officer or Professional, pursuant to a written Securities trading plan in accordance with Rule 10b5-1 of the United States Securities Exchange Act de 1934 (“Exchange Act”), as approved by the Company or (2) the Company, pursuant to a share repurchase plan in accordance with Rule 10b5-1 and Rule 10b-18 of the Exchange Act, as approved by PagSeguro Digital’s board of directors;

e)      in any discretionary blackout period for trading Securities of the Company, as determined by the Company at any time.

4.1.2.    Not use Material Information to obtain, for themselves or third parties, advantages upon the Trading of Securities of the Company and ensure that their consultants, service providers and suppliers keep such Material Information confidential and do not use it to obtain advantages for themselves or others under penalty of joint and several liability with their consultants, service providers and suppliers.

4.1.3.    Not issue future orders to purchase and sell Securities of the Company. The orders to purchase and sell Securities must at all times be valid for the same day.

4.1.4.    Not engage in short-term or speculative transactions in the Company’s Securities.

4.1.5.    Not engage in Insider Trading.

5.                  DUTIES AND RESPONSIBILITIES IN TRADING SECURITIES OF THIRD PARTIES

5.1.  The obligations and restrictions imposed by this Policy also apply to the trading of Securities of any other company (i) with which the Company, its subsidiaries or affiliates do business, such as the Company’s distributors, vendors, customers and suppliers, or (ii) that is involved in a potential transaction or business relationship with the Company, its subsidiaries or affiliates, whose Material Information is obtained by the Covered Persons in the performance of their duties for the Company, its subsidiaries or affiliates.

5.2.  Spouses, family members and household members of Board Members, Officers and Professionals are also prohibited from Trading Securities of other companies if they obtain Material Information regarding these companies through the Board Members, Officers or Professionals as a result of the performance of the duties by Board Members, Officers and Professionals for the Company, its subsidiaries or affiliates.

6.                  DUTIES OF NOTIFICATION BY BOARD MEMBERS, OFFICERS AND PROFESSIONALS

Board Members, Officers and Professionals shall notify their respective spouse, family members and members of their household of their obligations and restrictions for (i) Trading in the Company's Securities, including, without limitation, the obligation not to practice Insider Trading and to comply with the Blackout Periods pursuant to section 4.1.1(d) of this Policy and (ii) Trading in the Securities of third parties, pursuant to section 5.2 of this Policy.

7.                  PENALTIES

Insider Trading activities is harmful to the Company, its shareholders and the market in general, and is strictly prohibited. Those who violate the provisions of this Policy are subject to the procedures and penalties set forth in applicable law, including criminal liability, as well as notices, warnings and the termination of their employment contract.

8.                  QUESTIONS

Questions regarding this Policy must be sent to the corporate legal department of the Company to the e-mail: jur-societario@uolinc.com.

9.                  POLICY APPROVAL

This Policy was approved by the board of directors of PagSeguro Digital at the meeting held on April 17, 2025.

PAGSEGURO DIGITAL LTD.